EXHIBIT 99.1

NEWS RELEASE

EVEREST RE GROUP, LTD.
c/o ABG Financial & Management Services, Inc.
Parker House, Wildey Business Park, Wildey Road, St. Michael, Barbados

Contact:
James H. Foster                                         For Immediate Release
Vice President, Investor Relations
908.604.3169

             EVEREST RE COMPLETES RESTRUCTURING, ANNOUNCES DIVIDEND
          AND ANNOUNCES AGREEMENT TO ACQUIRE GIBRALTAR CASUALTY COMPANY

         ST. MICHAEL, Barbados - February 24, 2000 -- Everest Re Group, Ltd. (NYSE:RE) made the following announcements today:

         RESTRUCTURING. Everest Re Group has completed the restructuring in which it became the publicly traded parent of the Everest family of reinsurance and insurance companies. Following a shareholders' meeting on February 23, 2000 at which over 97% of the shares voting voted in favor of the restructuring, a certificate of merger was filed with the State of Delaware to complete the transaction. In the restructuring, each share of issued and outstanding common stock of Everest Reinsurance Holdings, Inc. was converted into one common share of Everest Re Group, Ltd., and Everest Reinsurance Holdings became a direct subsidiary of Everest Re Group.

         Everest Re Group, Ltd. common shares will continue trading on the New York Stock Exchange under the symbol RE. The shares will bear a new CUSIP number of G3223R 10 8.

         DIVIDEND. The Board of Directors declared a dividend of $0.06 per share payable on or before March 30, 2000 to all shareholders of record as of March 8, 2000.

         GIBRALTAR ACQUISITION. Everest Reinsurance Holdings, Inc. has signed an agreement to acquire Gibraltar Casualty Company from The Prudential Insurance Company of America.

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         Gibraltar, one of the largest run-off property-casualty insurers in the
US, has a long relationship with Everest Reinsurance Holdings and its principal operating company, Everest Reinsurance Company ("Everest Re"). Gibraltar was formed in 1978 by Everest Re and wrote direct insurance until 1985, when it was placed in run off. In 1991, Gibraltar became a subsidiary of The Prudential. Gibraltar is also a reinsurer of Everest Re (all as detailed in SEC filings by Everest Reinsurance Holdings over the years). Under a series of transactions dating to 1986, Gibraltar reinsured several components of Everest Re's business;
in  connection  with  The  Prudential's   Initial  Public  Offering  of  Everest
Reinsurance Holdings stock in 1995, Gibraltar provided a Stop Loss protection on Everest Re's reserves, with $375 million in limits, $90 million of which remains available from Gibraltar.

         The Stop Loss and other reinsurance contracts between Gibraltar and Everest Re will remain in effect following the transaction.

         Gibraltar's insurance reserves have been strengthened by more than $200 million (before adjustments for paid losses) over the past 18 months, and stand at $525 million as of December 31, 1999. With performing assets and accrued income of $499 million and total assets of $697 million supporting its reserves, Gibraltar had GAAP stockholders' equity of approximately $49 million at December 31, 1999. The purchase price to be paid by Everest Reinsurance Holdings is book value at closing, subject to certain adjustments.

         In connection with the acquisition, The Prudential will provide reinsurance to Gibraltar covering 80% of the first $200 million of any adverse development of Gibraltar's reserves at closing.

         The acquisition is subject to regulatory approval and is expected to close in the second quarter of 2000.

         Commenting on the transactions, Chairman and Chief Executive Officer Joseph V. Taranto said " We are pleased that our restructuring plan was overwhelmingly supported by our shareholders, and are excited to begin building a Bermuda company to complement our other worldwide operations. The Gibraltar acquisition makes excellent sense from a financial perspective. With $525 million of ultimate undiscounted reserves, solid supporting assets and the reinsurance coverage provided by The Prudential, we expect that Gibraltar's addition to the Group will be immediately accretive to earnings and will add appreciable long-term value. The business plan for the new reinsurance company we plan to form in Bermuda will include the assumption of loss portfolios similar to Gibraltar's. When that company is established and the Gibraltar acquisition closes, we propose to negotiate a transfer of Gibraltar's liabilities to the new company."

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
         Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the US and international markets. The Company plans to form Everest Reinsurance (Bermuda), Ltd. to provide reinsurance to property and casualty and life insurers in both the Bermuda and international markets. Everest National Insurance Company provides property and casualty insurance to policyholders in the United States. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the United States. Everest Insurance Company of Canada provides property and casualty insurance to policyholders in Canada.

         Statements made in connection with this release that are not purely historical may be deemed forward-looking statements. Such statements are subject to various risks and uncertainties, including but not limited to the impact of competition, product demand, catastrophes, interest rates and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results to differ materially from those expressed in any forward-looking statement that may be made by or on behalf of the Company.


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